Exhibit (h)(7)

                             Citizens Advisers, Inc.

                                                                   March 5, 2004

Citizens Funds
230 Commerce Way, Suite 300
Portsmouth, NH  03801

Ladies and Gentlemen:

      As you know, we and certain of our affiliates currently provide advisory, administrative and distribution services to the series of Citizens Funds (the "Trust"). We hereby agree with the Trust that for the Standard Class shares of the Small Cap Value Fund, a class of shares of a series of the Trust (as listed on Schedule 1 to this letter), we will reimburse that class of shares of the series for all expenses (other than Excluded Expenses, as defined below) payable by that series for such class described in the Trust's Registration Statement on Form N-1A as filed with the Securities and Exchange Commission, as in effect from time to time, to the extent necessary so that the series' aggregate expenses for each such class, net of waivers, would not exceed on a per annum basis the percentage of average daily net assets specified for that series on
Schedule 1. Reimbursement of the series' expenses will be made at least annually or at such other times as may be mutually agreed upon between the Trust and Citizens Advisers, Inc.

      Excluded Expenses means (a) taxes, (b) interest, (c) brokerage commissions, and (d) extraordinary expenses, such as litigation.

      The agreements in this letter shall take effect on the date hereof, and shall remain in effect as to the Small Cap Value Fund, Standard shares, until June 30, 2005.

      Please sign below to confirm your agreement with the terms of this letter.

                                    Sincerely,

                                    Citizens Advisers, Inc.


                                    By:  /s/ Sophia Collier
                                         Sophia Collier
                                         President and Chief Executive Officer
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                                                                      Schedule 1


1. Citizens Small Cap Value Fund, Standard Class shares: 1.60% of assets.